Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

ODDITY Tech Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value NIS 0.001 per share	457(a)	4,600,000	$43.09	$198,214,000	$147.60 per $1,000,000	$29,257
	Total Offering Amounts					$198,214,000		$29,257
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$29,257

(1)Includes 600,000 Class A ordinary shares of the Registrant that are subject to the underwriters’ option to purchase additional ordinary shares.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Class A ordinary shares reported as of March 6, 2024 on the NASDAQ Global Market.